EXHIBIT 10.1

Lamnia Advisory Integrated IR/PR Services
for FBEC Worldwide, Inc.

Deliverables
Lamnia Advisory has created specific objectives for your investor relations program. We will work with senior management to provide the resources and expertise necessary to achieve them. These goals include:

•	Position John Mattio, as dedicated point person for all FBEC Worldwide investor relations efforts.
•
Craft and maintain a robust and informative public market communications platform and investor relations infrastructure for the Company.  Enhance and or create the following communications tools for effective investor messaging and delivery of the investment thesis;

o	Public markets’ and investor presentation deck and/or updates to current deck
o	Investor relations-focused, national exchange compliant web pages
o	News queue of informative press releases
o	Earnings cycle reporting
o	Buy and sell side database maintenance
•
Conduct targeted and effective communications activities to enhance the Company’s profile in the investment community by strengthening valuable relationships with shareholders, investors, analysts and other key constituents. Efforts include:

o	Coordination and guidance of investor awareness campaigns
o	On-going insight and intelligence on shareholder positions and reasons for buying or selling
o	Direct outreach and conference calls to the buy and sell side of the market
•
Assisting senior management and the board in obtaining in-depth feedback and intelligence as to how the Company is perceived in the capital markets and accurately addressing information gaps that can impact trading and valuation.

Insight and Actions
The success of an investor communications program is tied to management’s ability to build trust and following. Setting and exceeding expectations is a critical insight to this process and remains of the ethos of all public market behaviors.  When the market gains confidence and credibility in the Company, it will reward it with a forward-looking valuation that represents a premium to both historical financial results and industry comparables.

The core elements to leveraging this insight is to create a specific sequence of actions and milestones by which investors can track profitability and growth.  Natural and required reporting cycles are the normal, mandatory periods companies engage with the market but there are dozens of other time periods public companies can speak to the “Street”.  Lamnia Advisory will coordinate and manage these time-sensitive actions for the Company and help management achieve the following during the relationship:

1.	Maintain a cohesive investment story and corporate strategy that flows through all investor communications and positions the Company as a credible, high quality investment;
2.	Introduce the Company’s investment opportunity to investors in one-on-one or small group meetings to help build liquidity;
3.	Present the Company to sell-side analysts through conference calls or in-person meetings, with goal of achieving research coverage and conference participation;

In concert with the Company’s operational efforts to increase its revenues and profitability, the end results of this financial communication program should be:

1.
An increase in the number of financial professionals including brokers, institutions, analysts and individual investors educated on all aspects of the Company including senior management, business model, financial condition and growth opportunities;

2.	An improvement in the Company’s market capitalization and liquidity;
3.	A following of analysts, writers and supporters who follow and publish information on the Company

Services
General
1.	Lamnia consultant and support staff will understand the financials and all operating metrics of the Company in detail, facilitating interactions with new and current investors.
2.	Advisory will provide a Senior Account Manager (John Mattio) and single point of contact for all investors which streamlines all communication and IR/PR functionality
3.	Consultant will avail designated members of his staff for immediate contact if the main point of contact not be available, traveling or on leave. Goal is to maintain 24/7 service for the Company.
4.
Consultant will handle investor requests for timely information via the telephone and e-mail. Lamnia Advisory will have a knowledgeable associate available to field and respond to all investor inquiries in a timely manner. This is a time intensive service that allows management to focus on executing its business plan.

Materials
1.	Advisory consultant and support staff will provide PPT updates and/or recreate or redesign materials when needed.
2.	Consultant will adopt and enhance investment in coordination with shift in the client’s operations, product launches or other shifts in business operations.
3.	IR Website will be coordinated to build with third party providers and maintained appropriately by the consultant and updated as necessary.
News and Press
1.	Consultant will review all Press Releases for all material events: assist management in articulating all material operating and financial events. Disseminate news to investor + media database.
2.	Drafting process and finalization of PR Releases
3.	Coordination of PR Upload to financial wires and corresponding SEC filing coordination when and where required
4.	Follow up and sharing of feedback from investors. Notes to be recorded and also shared via email with management team.
Earnings Cycles
1.
Consultant will host all earnings conference calls. Logistics, script, and rehearsal sessions, including FAQs and guide management on key messaging considerations. Moderate call and manage the investor question queue.

2.	Consultant will provide feedback and coaching after the call to improve message delivery.
Outreach
Consultant will make introductions to targeted investors worldwide utilizing a proprietary, robust database:
•	Equity Brokers
•	Analysts (Buy and Sell Side - both generalists and industry specialists)
•	Small-cap Portfolio/Hedge Fund Managers
•	Beverage and/or consumer specific funds investing in various market cap companies

Non-Deal Road Shows & Conferences
1.
Consultant will screen all North American investment firms and European investment firms for upcoming financial conferences and select those that would be appropriate for the Company. Work to secure invitations. Consultant will endeavor to obtain invitations to events suitable and consistent with the Client’s sector.

2.	Consultant will provide roadshow coaching with objective analysis and recommendations to improve management’s presentation delivery.
3.
When necessary, consultant will organize and coordinate non-deal roadshows throughout the next twelve months. Lamnia Advisory provides needed intelligence pre and post meeting and has a trained professional to accompany management.

Agreement

THIS CONSULTING AGREEMENT is made this 7th day of May 2015 by and between FBEC Worldwide Corporation, Inc. (hereinafter referred to as the “Company” or “FBEC”), and Lamnia International, LLC (hereinafter referred to as the “Consultant” or “Lamnia” or “Advisory”).

Explanatory Statement
The Consultant has successfully demonstrated financial and public relations consulting expertise, and possesses valuable knowledge, and experience in the areas of business finance and corporate investor/public relations. The Company believes that the Consultant’s knowledge, expertise and experience would benefit the Company, and the Company desires to retain the Consultant to perform consulting services in the areas described above for the Company.

NOW, THEREFORE, in consideration of their mutual agreements and covenants contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in further consideration of the affixation by the parties of their respective signatures and seals herein below, the parties agree as follows:

I.Consulting Services
Lamnia agrees that for a period of twelve (12) months commencing on May 7, 2015, the Consultant will reasonably be available during regular business hours to advise, counsel and inform designated officers and employees of the Company about the financial communications in support of FBEC.  Additionally, Lamnia shall advise FBEC about the financial marketplace, competitors, business acquisitions and other aspects of or concerning the Company’s business about which FBEC has knowledge or expertise.

Lamnia shall render services to the Company as an independent contractor, and not as an employee. All services rendered by Lamnia on behalf of the Company shall be performed to the best of Lamnia’s ability in concert with the overall business plan of the Company and the goals and objectives of Corporate Management and the Board of Directors.

II.Term
This agreement shall remain in effect for a period commencing on the signature date and terminating twelve months from signing date.  In the event that LAMNIA commits any material breach or violation of the provisions of this Agreement, then, the Client has the right to terminate this agreement any time during the contractual period and/or any extension periods after the initial contractual period.

III.    Retainer Compensation:
A monthly consulting and services fee of $4,000 is payable† upon execution of this Agreement and on the 1st of each month thereafter during the term of this agreement. Upon execution of this agreement, FBEC Worldwide Inc. agrees to immediately issue a single transaction of $50,000 in the form of restricted common shares at a price equivalent to the Fair Market Value (FMV) of the average closing price of the stock of the previous twenty days (20-days) from the date of this addendum. Further, piggy-back registration rights will also be issued to Lamnia International, LLC for this specific stock transaction. There will be no other issuance(s) of stock between the Company or Lamnia International. LLC during the term of this agreement, without the written consent of both parties.

IR Back Office Consultancy & Services	As of June 1, 2014
Frequent, consistent and informative shareholder communications including four (4) shareholder update calls per year.	INCLUDED
Scheduling of non-deal road shows, booking appointment and follow up (travel costs assumed by client*).	INCLUDED
Constant outreach calls and visits by potential shareholders that cover industry funds, generalist funds, family offices, high net worth and retail through brokers	INCLUDED
Continuous update and maintenance of shareholder database	INCLUDED
Financial reporting management – press releases creation, posting to wire services and delivery to current and prospective shareholder bases	INCLUDED
C-Level management communications training to include messaging to different target audiences.	INCLUDED
Updates to IR Kit and ongoing message and graphic improvements to PPT’s, fact sheets and other marketing pieces	INCLUDED
Crisis management as required	INCLUDED
Participation in investor conferences to be actively involved in the planning and securing of additional investor meetings.	INCLUDED

Sell Side introductions to include brokerage firm analyst and analysts to funds.	INCLUDED
Access to financial writer portals and pundits of emerging market stocks	INCLUDED
†Payment
   Lamnia International, LLC. accepts payment via wire and/or credit card.  Wire transfer clients will also provide a credit card as backup for wire transfer payments should the payment not be received 30 days after scheduled due date, the 1st or 15th of each month.  Credit card payments levy a cost on Lamnia which Lamnia accepts and will not charge back the client.  Credit card receipts will be sent to the Client when used for monthly retainer or permitted or authorized charges by the Client.
* Expenses
Only expenses that would ordinarily be incurred by the Client will be billed back on a monthly basis. Applicable reimbursements would include: postage for investor packages or research reports (if our office provides fulfillment), fees for news wire services (if our office disseminates news releases). The Client shall provide Lamnia all investor and broker due-diligence packages. Any packages requiring additional photocopying/printing will be billed back to the Client at cost (with no mark-up). Any extraordinary items, such as broker lunch presentations, air travel, hotel, ground transportation or media campaigns, etc. shall be paid by the Client, only with Client authorization prior to incurring any expenses. Any expenses over $500.00 within a calendar month shall be subject to pre-approval by the Company.

IV.          Prior Restriction.  Lamnia represents and covenants to the Company that Lamnia is not subject to, or bound by, any agreement which sets forth or contains a restrictive covenant, the existence or enforcement of which would in any way restrict or hinder Lamnia from performing the services on behalf of the Company that Lamnia is herein agreeing to perform.

V.      Assignment.  This Agreement is personal to Lamnia and may not be assigned in any way by Lamnia without the prior written consent of the Company.  Subject to the foregoing, the rights and obligations under this Agreement shall inure to the benefit of, and shall be binding upon, the heirs, legatees, successors and permitted assigns of Lamnia and upon the successors and assigns of the Company.

VI.     Confidentiality. Except as required by law or court order, Lamnia will keep confidential any trade secrets or confidential proprietary information of the Company which are now known to Lamnia or which hereinafter may become known to Lamnia and Lamnia shall not at any time directly or indirectly disclose or permit to be disclosed any such information to any person, firm, or corporation or other entity, or use the same in any way other than in connection with the business of the Company.  For purposes of this Agreement, “trade secrets or confidential proprietary information” means information unique to the Company, which has a business purpose and is not known or generally available to the public.

VII.         Default.

7.1   Except for a claim or controversy arising under Section 6 of this Agreement, any claim or controversy arising under any of the provisions of this Agreement shall, at the election of either party hereto, be determined by arbitration in New York, New York in accordance with the rules of the American Arbitration Association.  The decision of the Arbitrator shall be binding and conclusive upon the parties.  Each party shall pay its own costs and expenses in any such arbitration and the costs of filing for the arbitration, and the parties shall share the fees of the arbitrator equally.

7.2      In the event the Lamnia commits any material violation of the provisions of this Agreement, as determined by the Company in good faith, the Company may, by injunctive action, compel Lamnia to comply with, or restrain Lamnia from violating, such provision, and, in addition, and not in the alternative, the Company shall be entitled to declare Lamnia in default hereunder and to terminate this Agreement and any further payments hereunder.

7.3   Since Lamnia must at all times rely upon the accuracy and completeness of information supplied to it by the Company’s officers, directors, agents, and employees, the Company agrees to indemnify, hold harmless, and defend Lamnia, its officers, agents, and employees at the Company’s expense, in any proceeding or suit which may arise out of and/or due to any inaccuracy or incompleteness of such material supplied by the Company to Lamnia.

VIII.        Severability and Reformation.  If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were never a part hereof, and the remaining provisions shall remain in full force and shall not be affected by the illegal, invalid, or unenforceable provision, or by its severance.

IX.          Miscellaneous.

9.1      This Agreement may not be amended, except by a written instrument signed and delivered by the parties hereto.

9.2      This Agreement constitutes the entire understanding between the parties hereto with respect to the subject matter hereof, and all other agreements relating to the subject matter hereof are hereby superseded.

9.3      This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the parties have executed, under seal this Consulting Agreement as of the day and year first above written.

AGREED:/s/ John Mattio                                         /s/ Robert Sand

Date: __________________________________By:  ___________________________________

    John Mattio, Founder & CEO                                           Robert Sand, Chairman & CEO

    Lamnia International, LLC.                                              FBEC Worldwide, Inc.

Date: ______May 27, 2015_________________                  Date: __May 27, 2015__________________